                                                                      EXHIBIT 11

                        PERITUS SOFTWARE SERVICES, INC.

                 COMPUTATION OF NET INCOME (LOSS) PER SHARE AND
                     UNAUDITED PRO FORMA NET LOSS PER SHARE

                                                 YEAR ENDED DECEMBER 31,
                                           -------------------------------------
                                              1997*         1996         1995
                                           ------------  -----------  ----------
Net income (loss), as reported...........  $(67,490,000) $(4,921,000) $   55,000
Redeemable stock preference items:
  Accrual of cumulative dividends on
   Series A and Series B redeemable
   convertible preferred stock...........       675,000      689,000         --
  Accretion to redemption value of Series
   A and Series B redeemable convertible
   preferred stock.......................           --       347,000         --
  Accretion to redemption value of
   redeemable common stock right.........        57,000       66,000         --
                                           ------------  -----------  ----------
  Total redeemable stock preference
   items.................................       732,000    1,102,000         --
                                           ------------  -----------  ----------
Net income (loss) available to common
 stockholders............................   (68,222,000)  (6,023,000)     55,000
                                           ============  ===========  ==========
Basic weighted average common stock
 outstanding.............................     9,708,000    5,876,000   5,078,000
                                           ============  ===========  ==========
Basic net income (loss) per share........  $      (7.03) $     (1.02) $     0.01
                                           ============  ===========  ==========
Diluted weighted average shares
 outstanding:
  a. shares attributable to common stock
   outstanding...........................     9,708,000    5,876,000   5,078,000
  b. shares attributable to common stock
   options and warrants..................           --           --    1,378,000
                                           ------------  -----------  ----------
                                              9,708,000    5,876,000   6,456,000
                                           ============  ===========  ==========
Diluted net income (loss) per share......  $      (7.03) $     (1.02) $     0.01
                                           ============  ===========  ==========
Net loss.................................  $(67,490,000) $(4,921,000)
Unaudited pro forma basic and diluted
 weighted average shares outstanding:
  a. shares attributable to common stock
   outstanding...........................     9,708,000    5,876,000
  b. shares attributable to common stock
   options and warrants..................           --           --
  c. shares attributable to redeemable
   convertible preferred stock...........     1,866,000    1,518,000
                                           ------------  -----------
                                             11,574,000    7,394,000
                                           ============  ===========
Unaudited pro forma basic and diluted net
 loss per share..........................  $      (5.83) $     (0.67)
                                           ============  ===========

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* Restated--See Note 16 to the Consolidated Financial Statements for the year ended December 31, 1997.